Exhibit 10.2

FIRST AMENDMENT
TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Employment Agreement (Amended and Restated) made and entered into effective as of August 7, 2015, by and between Sprint Corporation, a Delaware corporation, on behalf of itself and any of its subsidiaries, affiliates and related entities, and Raul Marcelo Claure (the “Agreement”) is entered into and effective as of January 4, 2018. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.
WITNESSETH:
WHEREAS, it is contemplated that the Company will hire Michel Combes as the President and Chief Financial Officer of the Company and as a result the Executive will relinquish the title of President; and
WHEREAS, in order to effectuate the title change the Executive and the Company desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree that Sections 3(a) and 30(aa) of the Agreement are amended as follows:
1. Section 3(a) is hereby amended in its entirety to read as follows:
3. Position and Duties of the Executive.
(a)    During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and shall have such duties and authorities consistent with such position as are customary for the position of chief executive officer of a company of the size and nature of the Company, and such other duties and authorities as shall be reasonably determined from time to time by the Board of Directors of the Company (the “Board”) consistent with such position and agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the Board or any committee of the Board. In his capacity as Chief Executive Officer of the Company, the Executive shall report only to the Board and shall be the highest ranking senior officer of the Company. During the Employment Term, all employees of the Company and its Subsidiaries shall report, directly or indirectly, to the Executive. The Company will throughout the Employment Term nominate the Executive for election to the Board by the Company’s shareholders at all future annual shareholders’ meetings and any special shareholder meeting at which members of the Board are elected.

2.    Section 30(aa) is hereby amended to the extent set forth below:
“Good Reason” is hereby amended by adding at the end thereof the following sentence:
The Company and Executive agree and confirm that the relinquishment of the President title shall not constitute Good Reason for purposes of this Agreement.

SPRINT CORPORATION
/s/ Ismat Aziz
By: Ismat Aziz, Chief Human Resources Officer

EXECUTIVE
/s/ Raul Marcelo Claure
By: Raul Marcelo Claure